Free Writing Prospectus to Preliminary Pricing Supplement No. 794

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 24, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year Worst-of RTY, SPX and GDX Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	Russell 2000® Index (“RTY”), S&P 500® Index (“SPX”) and VanEck® Gold Miners ETF (“GDX”)
Early redemption:

Beginning after six months, if the determination closing level of each underlying is greater than or equal to its initial level on any quarterly redemption determination date, the securities will be automatically redeemed

Coupon threshold level:	75% of the initial level for each underlying
Downside threshold level:	60% of the initial level for each underlying
Contingent quarterly coupon:	At least 9.70% per annum, with a memory feature. See the accompanying preliminary pricing supplement.
Coupon payment dates:	Quarterly
Early Redemption dates:	Beginning after six months, quarterly
Pricing date:	January 31, 2024
Final observation date:	February 2, 2026
Maturity date:	February 5, 2026
CUSIP:	61771WTD0
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224001879/ms794_424b2-01131.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-40%	$1,000.00
-41%	$590.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●The securities do not provide for the regular payment of interest.

●The contingent quarterly coupon, if any, is based on the value of each underlying on only the related quarterly observation date at the end of the related interest period.

●Investors will not participate in any appreciation in any underlying.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the RTY Index, the SPX Index or the share underlying index.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $971.20 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying, with respect to both the contingent quarterly coupons, if any, and the payment at maturity, if any.

●Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risks of receiving no contingent quarterly coupons and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the gold and silver mining industry.

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●The securities are subject to currency exchange risk.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the GDX Shares.

●Adjustments to the RTY Index or the SPX Index could adversely affect the value of the securities.

●Adjustments to the GDX Shares or the share underlying index could adversely affect the value of the securities.

●The performance and market price of the GDX Shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the GDX Shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.